EX 99.28(d)(13)

Amendment to

Investment Sub-Advisory Agreement

Between Curian Capital, LLC;

 Invesco Advisers, Inc.; and

Curian Variable Series Trust

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (“Sub-Adviser”) and Curian Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser, the Sub-Adviser and the Trust entered into an Investment Sub-Advisory Agreement dated as of December 19, 2011 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds” or each a “Fund”) of the Trust; and

Whereas, the parties have agreed to amend Schedule A and Schedule B of the Agreement to amend the following fund name (“Fund Name Change”):

Fund Name Change (effective March 1, 2012)

Curian/Invesco Balanced-Risk Commodities Fund to
Curian/Invesco Balanced-Risk Commodities Strategy Fund.

Now Therefore, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated March 1, 2012, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated March 1, 2012, attached hereto.

3.	This Amendment may be executed in two or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser, the Sub-Adviser, and the Trust have caused this Amendment to be executed as of March 15, 2012, effective as of March 1, 2012.

Curian Capital, LLC	Invesco Advisers, Inc.

By: /s/ Michael A. Bell	By: /s/ John Cooper
Name: Michael A. Bell	Name: John Cooper
Title: President and Chief Executive Officer	Title: Senior Vice President

Curian Variable Series Trust

By: /s/ Kelly L. Crosser
Name: Kelly L. Crosser
Title: Assistant Secretary

Schedule A
Dated March 1, 2012
 (Funds)

Curian/Invesco Balanced-Risk Commodities Strategy Fund

A-1

Schedule B
Dated March 1, 2012
 (Compensation)

Fund	Assets	Annual Rate (Based on Average Net Assets of each Fund)
Curian/Invesco Balanced-Risk Commodities Strategy Fund	$0 to $250 million $250 to $500 million Over $500 million	.50% .45% .40%

B-1